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                                                                    EXHIBIT 4.1

                               RETAINER AGREEMENT

         This Agreement is by and between Henry D. Coleman and R. Neil Sudol of Coleman Sudol, LLP, having a business address at 708 Third Avenue, Fourteenth Floor, New York, New York 10017-4101, (hereinafter "LAWYERS") and CRYO-CELL International, Inc. (hereinafter "CLIENT"), a corporation organized and existing under the laws of the State of Delaware and having a business address at 3165 McMullen Booth Road, Bldg. B, Clearwater, Florida 33761,

         WHEREAS LAWYERS practice law in the area of intellectual property, including, but not limited to, patent, trademark, unfair competition, trade secret, and copyright law.

         WHEREAS CLIENT, an international technology company, requires patent counsel on a continuing basis for purposes of advising company employees as to intellectual property affairs, including, but not limited to, patent, trademark, unfair competition, trade secret, and copyright issues.

         WHEREAS CLIENT has utilized the professional services of LAWYERS, for nine years and wishes to continue using those services.

         Now, therefore, the parties agree as follows:

         1. CLIENT will continue to request advice and other legal services from LAWYERS, as the need arises in the course of CLIENT'S business.

         2. LAWYERS will provide professional services to CLIENT in response to requests for such services from CLIENT.

         3. LAWYERS will invoice CLIENT for services rendered and out-of-pocket expenses incurred as services are performed and expenses incurred.

         4. On request by LAWYERS, CLIENT will issue stock to LAWYERS individually in equal amounts to collectively equal or exceed invoiced amounts outstanding, the number of shares of stock being sufficient at the then current market prices so that an immediate sale of the issued stock by LAWYERS will eliminate the accrued debt owed to LAWYERS by CLIENT.

         5. Notwithstanding the foregoing, CLIENT has the option, on any request made by LAWYERS under Paragraph 4 above, to settle the invoiced amounts outstanding partially or totally by a cash payment to LAWYERS.

         6. This Agreement may be terminated at any time by either party. Upon termination, amounts owed by CLIENT to LAWYERS will be settled pursuant to Paragraph 4 or 5 above.

         IN WITNESS WHEREOF, the parties have executed or have caused this Agreement to be executed, in duplicate, by themselves or their respective duly authorized representatives.





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